Exhibit 99

Capstone Turbine Reports Fiscal Q2 2017 Financial Results

25% Reduction in Net Loss Fueled by 33% Reduction in Operating Expenses from Prior Year

Conference Call and Webcast to Be Held Today at 1:45 PM PT, 4:45 PM ET

CHATSWORTH, Calif., Nov. 09, 2016 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its second quarter of fiscal 2017 ended September 30, 2016.

The company reported total revenue of $15.0 million for the second quarter of fiscal 2017 and a net loss of $5.9 million, or $0.19 per share. This compares with total revenue of $17.9 million and a net loss of $7.9 million, or $0.48 per share, reported for the second quarter of fiscal 2016. Operating expenses for the quarter decreased 33% to $6.4 million from $9.6 million in the year-ago quarter. Weighted average shares outstanding for the quarter ended September 30, 2016 were 30.5 million compared with 16.6 million in the year-ago quarter.

Darren Jamison, President and Chief Executive Officer of Capstone, said, “Our focus remains fixed on diversifying our customer base and geographic presence while increasing our business in the CHP/energy efficiency markets. To support our sales initiatives, we developed new strategic relationships to provide financing options for our distributors and end use customers.”

“We continue to focus on areas where we can reduce expenses and lean out our business. Also, we recently completed a new capital raise that was intended to keep customers, vendors and employees “tucked in” during these times when our revenue has been less predictable due to the nature and timing of our emerging CHP business. As a team, we remain firmly focused on our path to profitability, lowering our expenses, building our revenue, diversifying our business, launching new products and partnerships, and strengthening our balance sheet,” added Jamison.

Energy efficiency markets for the second quarter were 81% of revenue compared with 68% in last year’s second quarter, renewable energy was 11% compared with 6% of revenue in last year’s second quarter and natural resources was 8% of revenue compared with 26% of revenue in last year’s second quarter. Europe and Russia accounted for nearly 70% of revenue this quarter compared with 16% in last year’s second quarter, while the U.S. and Canada accounted for 12% of revenue this quarter compared with 24% of revenue in last year’s second quarter. Asia and Australia also accounted for 12% of revenue for the quarter, compared with 43% of revenue in last year’s second quarter.

Business developments and milestones recently achieved

  Partnered with Sky Solar (Sky Group) for $50 million in additional project capital (and an option for up to an additional $100 million) for the second phase of the Capstone Energy Finance joint venture (CEF). As our current pipeline for CEF nears the $40 million capacity, this added funding is expected to help expand our business by providing financing options to global customers.

  Partnered with Acresis and Bridge Capital to put together a product-financing program for Capstone distribution partners to provide much needed working capital and growth capital for well-qualified partners.

  Continued to move ahead with our product development roadmap with a newly-patented multi-staged lean pre-vaporizing, pre-mixing fuel injector providing ultra-low emissions that meet United States Environmental Protection Agency (EPA) Tier 4 requirements for power generation. Under this new program, exhaust emissions will be required to be reduced by more than 90 percent.

  Developed new partnerships with the U.S. Department of Energy (DOE) to provide funding in the amount of $335,000 for one year to Argonne National Laboratory to conduct hydrogen and synthetic fuel (“syngas”) testing on Capstone’s C65 and C200 microturbines at no cost to Capstone. In addition, Capstone continued progress on our flexible fuels program, with recent successful testing on butane.

  Recent launch of the C200 Signature Series product. The all new Signature Series products which include C200, C600, C800 and C1000 have the option for integrated heat recovery modules and two stage air filtration, improved enclosure design, lower noise levels, 12 year marine grade paint and a new system control platform. In addition, the first C1000 Signature Series products were recently commissioned in the U.S. and Europe.

  Resumed sales growth in Russia through BPC Engineering as well as additional new distributors in Russia and the CIS states, including the first order from one of our new Russian distributors.

Mr. Jamison concluded, “With approximately 9,000 units shipped, Capstone maintains a strong leadership position in the marketplace. We believe new product innovations and financing options, geographical expansion, diversifying our verticals and reducing operating costs will all contribute to achieving our goals in the quarters and years ahead.”

Financial Highlights of Fiscal 2017 Second Quarter:

  Net loss for the second quarter was $5.9 million, compared with a net loss of $7.9 million in last year’s second quarter.

  Loss per share of $0.19 compared to last year’s second quarter loss of $0.48 (split adjusted). Weighted average shares outstanding at the end of the second quarter of fiscal 2017 were 30.5 million compared with 16.6 million in the year-ago second quarter.

  Total revenue for the second quarter of fiscal 2017 was $15.0 million compared with $17.9 million in the year-ago second quarter.

  Gross margin of $0.7 million was 5% compared to $1.9 million, or 11%, in the year-ago fiscal second quarter.

  Operating expenses decreased 33% for the quarter to $6.4 million compared with $9.6 million in the year-ago second quarter.

  Bad debt recovery was $0.5 million during the second quarter of fiscal 2017 primarily from BPC Engineering, the company’s distributor in Russia. There were no significant bad debt charges or recoveries recorded during the second quarter of fiscal 2016.

  Cash and cash equivalents were $16.1 million as of September 30, 2016, compared to cash and cash equivalents of $15.6 million as of September 30, 2015. Each of these balances includes $5 million of restricted cash related to our Wells Fargo credit facility.

  Inventories as of September 30, 2016 were $19.2 million compared with $31.0 million at the end of the year-ago second quarter, a decrease of $11.8 million.

  Accounts payable and accrued expenses were $12.1 million compared with $25.1 million at the end of the second quarter fiscal 2016.

  As of September 30, 2016, borrowings on the Wells Fargo credit facility were $6.2 million, a $9.0 million decrease from borrowings as of September 30, 2015.

  Subsequent to the end of the quarter, the company entered into a securities purchase agreement for gross proceeds of approximately $7.5 million in an offering of a combination of common stock and warrants.

  The company booked product net orders of approximately $8.9 million during the second quarter, for a 1.1:1 book-to-bill ratio, compared with $8.4 million of product net orders received and booked during the year-ago second quarter, which was a 0.7:1 book-to-bill ratio.

Conference Call and Webcast
The company will host a live webcast today, November 9, 2016 at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the second quarter fiscal 2017 ended September 30, 2016. The company will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to the company's investor relations webpage at http://www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation
Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and China.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about market growth in the energy efficiency market, achieving profitability, diversifying our business, success of geographic expansion, reduced costs and new product innovations and financing options. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone Microturbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	September 30,	March 31,
	2016	2016
Assets
Current Assets:
Cash and cash equivalents	$11,106	$11,704
Restricted cash	5,006	5,002
Accounts receivable, net of allowances of $7,032 at September 30, 2016 and $8,909 at March 31, 2016	12,750	13,575
Inventories	16,955	16,126
Prepaid expenses and other current assets	2,208	2,636
Total current assets	48,025	49,043
Property, plant and equipment, net	2,796	3,537
Non-current portion of inventories	2,272	2,143
Intangible assets, net	805	941
Other assets	240	228
Total	$54,138	$55,892
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$12,087	$13,187
Accrued salaries and wages	1,829	1,880
Accrued warranty reserve	1,327	1,639
Deferred revenue	4,520	4,368
Revolving credit facility	6,178	9,459
Current portion of notes payable and capital lease obligations	50	361
Total current liabilities	25,991	30,894
Long-term portion of notes payable and capital lease obligations	33	74
Other long-term liabilities	179	184
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized, 30,794,703 shares issued 30,678,284 shares outstanding at September 30, 2016; 23,857,516 shares issued and 23,753,873 shares outstanding at March 31, 2016	31	24
Additional paid-in capital	866,878	853,288
Accumulated deficit	(837,336)	(826,955)
Treasury stock, at cost; 116,419 shares at September 30, 2016 and 103,643 shares at March 31, 2016	(1,638)	(1,617)
Total stockholders’ equity	27,935	24,740
Total	$54,138	$55,892

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue:
Product, accessories and parts	$11,518	$14,689	$27,301	$38,835
Service	3,480	3,216	6,762	6,050
Total revenue	14,998	17,905	34,063	44,885
Cost of goods sold:
Product, accessories and parts	11,341	13,147	24,978	33,061
Service	2,987	2,830	5,416	5,211
Total cost of goods sold	14,328	15,977	30,394	38,272
Gross margin	670	1,928	3,669	6,613
Operating expenses:
Research and development	1,350	2,872	2,972	5,288
Selling, general and administrative	5,036	6,705	10,782	14,794
Total operating expenses	6,386	9,577	13,754	20,082
Loss from operations	(5,716)	(7,649)	(10,085)	(13,469)
Other (expense) income	(27)	(36)	(43)	(38)
Interest income	7	—	12	—
Interest expense	(129)	(197)	(263)	(347)
Loss before income taxes	(5,865)	(7,882)	(10,379)	(13,854)
Provision for income taxes	—	—	3	3
Net loss	$(5,865)	$(7,882)	$(10,382)	$(13,857)
Net loss per common share—basic and diluted	$(0.19)	$(0.48)	$(0.36)	$(0.84)
Weighted average shares used to calculate basic and diluted net loss per common share	30,498	16,578	28,843	16,552

CONTACT:
Capstone Turbine Corporation
Investor and investment inquiries:
818-407-3628
ir@capstoneturbine.com

INVESTORS:
Dian Griesel Int’l
Cheryl Schneider
212-825-3210